EXHIBIT 2.9

                            STOCK PURCHASE AGREEMENT

                                     among

                                 NUMEREX CORP.,
                 a Pennsylvania corporation (the "Purchaser");

                     UPLINK SECURITY, INC. (the "Company"),
                             a Georgia corporation;

                                      and

                            certain shareholders of
                  the Company (the "Management Shareholders")

                                 July 16, 1997

                            STOCK PURCHASE AGREEMENT

         THIS STOCK PURCHASE AGREEMENT (the "Agreement") is entered into as of July 16, 1997 among Numerex Corp., a Pennsylvania corporation (the "Purchaser"), Uplink Security, Inc., a Georgia corporation (the "Company") and the individuals listed on the signature pages attached hereto (such individuals are sometimes referred to herein collectively as the "Management Shareholders" and individually as a "Management Shareholder"). The Company and the Management Shareholders may be collectively referred to herein as the "Sellers."

                                 R E C I T A L S

         A. The Company will authorize the sale and issuance of 31,405 shares of Common Stock (the "Company Shares") and will sell such Company Shares to Purchaser, upon the terms and subject to the conditions hereinafter set forth.

         B. The shareholders of the Company, other than Purchaser, after Closing, as hereinafter defined, (the "Remaining Shareholders") and the Purchaser wish to enter into a shareholders agreement (the "Shareholders' Agreement"), which shall be executed on the date hereof.

         C. It is also contemplated the Company shall enter into employment agreements (the "Employment Agreements") with certain executives of the Company (the "Executives"), which shall be executed as of the Closing Date, as hereinafter defined.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the premises and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

         Unless otherwise defined herein or the context otherwise requires, the terms defined in this Article 1 shall have the meanings herein specified for all purposes of this Agreement, applicable to both the singular and plural forms of any of the terms herein defined. Unless otherwise indicated, any reference herein to a "Section", "Article", "Exhibit" or "Schedule" shall mean the applicable section, article, exhibit or schedule of or to this Agreement. All accounting terms used in this Agreement not defined in this Article 1 shall, except as otherwise provided for herein, be construed in accordance with generally accepted accounting principles, consistently applied.

         "Action" shall mean any actual or threatened claim, action, suit, arbitration, hearing, inquiry, proceeding, complaint, charge or investigation by or before any Government Entity or arbitrator and any appeal from any of the foregoing.

         "Affiliate" of a Person shall mean any Person that directly or indirectly controls, is controlled by, or is under common control with, the indicated Person.

         "Agreement" shall mean this Stock Purchase Agreement.

         "Balance Sheet" and "Balance Sheet Date", shall have the meaning assigned to such terms in Section 4.4(a).

         "Code" shall mean the Internal Revenue Code of 1986, as amended.

         "Closing" and "Closing Date" have the respective meanings assigned to such terms in Section 2.3.

         "Common Stock" shall mean the Company's authorized class of common stock, $.01 par value per share.

         "Company Closing Payment" shall have the meaning assigned to such term in Section 2.2.

         "Company Purchase Price" shall have the meaning assigned to such term in Section 2.2.

         "Company Shares" shall have the meaning assigned to such term in
Section 2.1.

         "DOL" shall mean the United States Department of Labor.

         "Damages" shall mean any and all losses, liabilities, obligations, costs, expenses, damages or judgments of any kind or nature whatsoever (including reasonable attorneys', accountants' and experts' fees, disbursements of counsel, and other costs and expenses incurred pursuing indemnification claims under Article 10 hereof).

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

         "ERISA Affiliate" shall mean any Person which is (or at any relevant time was) a member of a controlled group of corporations within the meaning of Code Section 414(b), all trades or businesses under common control within the meaning of Code Section 414(c), and all affiliated service groups within the meaning of Code Section 414(m), of which the Company is (or at any relevant time was) a member.

         "Environmental Laws" shall mean all Legal Requirements pertaining to the protection of the environment, the treatment, emission and discharge of gaseous, particulate and effluent

Hazardous Materials and the use, handling, storage, treatment, removal, transport, transloading, cleanup, decontamination, discharge and disposal of Hazardous Materials, including, without limitation, those statutes, laws, rules and regulations set forth below in the definition of "Hazardous Material."

         "Employment Agreements" shall mean those agreements attached hereto as Exhibit A.

         "Executives" shall mean John Collings, Peter Quinn and David
Tattersall.

         "Governmental Entity" shall mean any local, state, federal or foreign
(i) court, (ii) government or (iii) governmental department, commission, instrumentality, board, agency or authority, including the IRS and other taxing authorities.

         "Hazardous Material" shall mean any flammable, ignitable, corrosive, reactive, radioactive or explosive substance or material, hazardous waste, toxic substance or related material and any other substance or material defined or designated as a hazardous or toxic substance, material or waste by any Environmental Law currently in effect or as amended or promulgated in the future and shall include, without limitation:

         (a) those substances included within the definitions of "hazardous substances", "hazardous materials", "toxic substances" or "solid waste", in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Sections 9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. Sections 6901 et seq., and the Hazardous Materials Transportation Act, 49 U.S.C. Sections 1801 et seq., and in the regulations promulgated pursuant thereto;

         (b) those substances defined as "hazardous wastes" in those jurisdictions where the Company operates;

         (c) those substances listed in the United States Department of Transportation Table (49 CFR 172.101 and amendments thereto) or by the Environmental Protection Agency (or any successor agency) as hazardous substances (40 CFR Part 302 and amendments thereto);

         (d) such other substances, materials and wastes that are or become regulated under applicable local, state or Federal laws or regulations, or which are or become classified as hazardous or toxic under any Legal Requirement; and

         (e) any material, waste or substance that is, in whole or in part, (i) petroleum, asbestos, polychlorinated biphenyls, methylene chloride, trichloroethylene, 1, 2-transdichloroethylene, dioxins or dibenzofurans, (ii) designated as an "extremely hazardous substance", pursuant to Section 302 of the Emergency Planning and Community Right-to-Know Act of 1986, as amended, or (iii) designated as a "hazardous substance", pursuant to Section 311 of the Clean Water Act, 33 U.S.C. Sections 1251 et seq. (33 U.S.C. ss. 1321) or listed pursuant to Section 307 of the Clean Water Act (33 U.S.C. ss. 1317), or Section 112 or other Section of the Clean Air Act, as amended.


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

         "IRS" shall mean the United States Internal Revenue Service.

         "Indebtedness" shall mean, when used with reference to any Person, without duplication, (i) any liability of such Person created or assumed by such Person, or any Subsidiary thereof, (A) for borrowed money, (B) evidenced by a bond, note, debenture or similar instrument (including a purchase money obligation, deed of trust or mortgage) given in connection with the acquisition of, or exchange for, any property or assets (other than inventory or similar property acquired and consumed in the Ordinary Course), including securities and other Indebtedness, (C) in respect of letters of credit issued for such Person's account and "swaps" of interest and currency exchange rates (and other interest and currency exchange rate hedging agreements) to which such Person is a party or (D) for the payment of money as lessee under leases that should be, in accordance with generally accepted accounting principles, recorded as capital leases for financial reporting purposes; (ii) any liability of others described in the preceding clause (i) guaranteed as to payment of principal or interest by such Person or in effect guaranteed by such Person through an agreement, contingent or otherwise, to purchase, repurchase or pay the related Indebtedness or to acquire the security therefor; (iii) all liabilities or obligations secured by a Lien upon property owned by such Person and upon which liabilities or obligations such Person customarily pays interest or principal, whether or not such Person has not assumed or become liable for the payment of such liabilities or obligations; and (iv) any amendment, renewal, extension, revision or refunding of any such liability or obligation; provided, however, that Indebtedness shall not include any liability for compensation of such Person's employees or for inventory or similar property acquired and consumed in the Ordinary Course or for services.

         "Knowledge" shall mean that (i) an individual is actually aware of such fact or other matter; or (ii) an individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter. A Person (other than an individual) will be deemed to have "knowledge" of a particular fact or other matter if any individual who is serving, or who has at any time served, as a director, officer, partner, executor or trustee of such Person (or any similar capacity) has, or at any time had, "knowledge" of such fact or other matter.

         "Leased Real Property" shall mean all real property, including Structures, leased by the Company.

         "Legal Requirement" shall mean any statute, law, ordinance, rule, regulation, permit, order, writ, judgment, injunction, decree or award issued, enacted or promulgated by any Governmental Entity or any arbitrator.

         "Lien" shall mean all liens (including judgment and mechanics' liens, regardless of whether liquidated), mortgages, assessments, security interests, easements, claims, pledges, trusts (constructive or other), deeds of trust, options or other charges, encumbrances or restrictions.

         "Management Shareholders" shall mean John Collings, Peter Quinn and David Tattersall.

         "Material Adverse Effect" shall mean a material adverse effect on the business, financial condition, properties, profitability, prospects or operations of the Company.

         "Noncompetition Agreements" shall have the meaning assigned to such term in Section 8.1(h).

         "Ordinary Course" shall mean, when used with reference to the Company, the ordinary course of the Company's business, consistent with past practices.

         "Owned Real Property" shall mean all real property, including Structures, owned by the Company.

         "PBGC" shall mean the Pension Benefit Guaranty Corporation.

         "Permit" shall have the meaning assigned to such term in Section 4.16.

         "Permitted Liens" shall mean (a) Liens for ad valorem real or personal property taxes or assessments not at the time due and (b) Liens in respect of pledges or deposits under workers' compensation laws or similar legislation, carriers', warehousemen's, mechanics', laborers' and materialmen's and similar liens, if the obligations secured by such Liens are not then delinquent.

         "Person" shall mean all natural persons, corporations, business trusts, associations, companies, partnerships, joint ventures, Governmental Entities and any other entities.

         "Plan" shall mean any "employee benefit plan" within the meaning of
Section 3(3) of ERISA and any other written or oral employee benefit plan, arrangement, practice, contract, policy, or program (other than arrangements merely involving the payment of wages) which are or at any time have been established, maintained, or to which contributions have been required by the Company or any ERISA Affiliate for the benefit of current or former employees, with respect to which the Company or an ERISA Affiliate has or may in the future have any liability or obligation to contribute or make payments of any kind.

         "Real Property" shall mean the Owned Real Property and the Leased Real Property, collectively.

         "Securities Act"  shall mean the Securities Act of 1933, as amended.

         "Shares" shall mean the shares of Common Stock of the Company.

         "Shareholders Agreement" shall mean the agreement attached hereto as Exhibit B.

         "Structure" shall mean any facility, building, plant, factory, office, warehouse structure or other improvement owned or leased by the Company.

         "Subsidiary" of a Person shall mean any corporation, partnership, limited liability company, association or other business entity at least 50% of the outstanding voting power of which is at the time owned or controlled directly or indirectly by such Person or by one or more of such subsidiary entities, or both.

         "Tax" shall mean any Federal, state, local or foreign income, gross receipts, license, payroll, unemployment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including, without limitation, taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), employment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated tax or other tax, assessment or charge of any kind whatsoever, including, without limitation, any interest, fine penalty or addition thereto, whether disputed or not.

         "Tax Return" shall mean any return, declaration, report, claim for refund or information, or statement relating to Taxes, and any exhibit, schedule, attachment or amendment thereto.

                                    ARTICLE 2

                         PURCHASE AND SALE OF SECURITIES

2. Purchase and Sale of Securities.

         2.1 Sale and Delivery by Company. The Company will authorize the issuance of 31,405 shares of Common Stock (the "Company Shares"), and subject to the terms and conditions hereof, the Company agrees to sell the Company Shares and deliver to the Purchaser and Purchaser agrees to purchase and accept from the Company the Company Shares, free and clear of all Liens, and on the terms and subject to the conditions set forth in this Agreement, for the purchase price described in Section 2.2, good and marketable title to the Company Shares.

         2.2 Company Purchase Price. The sum of One Million Dollars ($1,000,000) (the "Company Purchase Price") to be paid in cash shall be delivered to the Company at the Closing; provided however, that the Purchaser shall be entitled to deduct from the Company Purchase Price those sums as listed on Exhibit 2.2, in order to directly pay the debts of the Company to the corresponding creditors listed on Exhibit 2.2 (the "Company Closing Payment").

         2.3 Closing. The purchase and sale of the Shares and the consummation of the other transactions contemplated by this Agreement (the "Closing") shall occur at 10:00 a.m., local time, on July 16, 1997 at the offices of Blank Rome Comisky & McCauley, 1200 Four Penn Center Plaza, Philadelphia, PA 19103 or at such other time or on such other date as shall be agreed upon among the parties hereto upon fulfillment of all conditions precedent to the Closing, such hour and date being herein generally referred to as the "Closing Date." At the Closing, the Company shall deliver or cause to be delivered to Purchaser, against payment by Purchaser to Company of the Company Closing Payment.

                  (i) a certificate or certificates representing the Company Shares being issued by the Company hereunder, registered in the name of the Purchaser, transferring good and marketable title to such Shares, free and clear of all Liens; and

                  (ii) all the documents, certificates and instruments required to be delivered, or cause to be delivered by the Company pursuant to Section 8.2 hereof.

         2.4 Purchase from Company. The Shares to be sold and purchased pursuant to this Agreement as of the Closing described in Section 2.3 hereof shall constitute 31,405 Shares of 161,050 outstanding Shares of Common Stock of the Company.

         2.5 First Call.

                  (a) Accelerated First Call.

                      (i) At any time prior to the third annual anniversary of the date hereof, Purchaser shall have the right to purchase ("Accelerated Portion of the First Call") that number of authorized but unissued Shares ("Accelerated Portion Shares") determined by multiplying 14% by the total number of outstanding Shares as of the date the Accelerated Portion Notice is given (as defined below) and after giving effect to the exercise of the Accelerated Portion of the First Call. Purchaser may exercise the Accelerated Portion of the First Call by giving written notice ("Accelerated Portion Notice") at any time until the third annual anniversary of the date hereof.

                      (ii) Upon the giving of the Accelerated Portion Notice, the parties shall promptly determine the number of Accelerated Portion Shares. The purchase price ("Accelerated Portion Purchase Price") for the Accelerated Portion Shares shall be Eight Hundred and Thirty-five Thousand Dollars ($835,000). The closing of the Accelerated Portion of the First Call shall be held at 10:00 a.m., within ten (10) days after the Accelerated Portion Notice is given, or as otherwise agreed by the parties. Upon the closing, (i) the Company and the Management Shareholders shall make representations and warranties to Numerex that are comparable to the representations and warranties contained in
Article 4 hereof and covenants that are comparable to those contained in Sections 7.4(a), 7.5, 7.8 and 7.10 hereof; provided however, that such representations, warranties and covenants shall be deemed to have been given as of the Accelerated Portion Notice, or if such representations, warranties and covenants relate to financial matters, such representations, warranties and covenants shall be deemed to have been given as of the last day of the most recently completed fiscal quarter. At the closing, the Company shall issue a certificate to Purchaser for the Accelerated Portion Shares, transferring good and marketable title to such Accelerated Portion Shares, free and clear of all Liens, and Purchaser shall pay the Accelerated Portion Purchase Price to the Company.

                  (b) First Call.

                      (i) If Purchaser owns Shares on the third annual anniversary hereof, then for a period of two hundred-seventy (270) days commencing on the third annual anniversary of the date hereof ("First Call Period") Purchaser shall have the right to purchase ("First Call") that number of authorized but unissued shares ("First Call Shares") determined by the following formula:

                 X    =    1           (BY - A)
                         -----
                         1 - Y

Where:

         X    =     the number of shares to be purchased
         Y    =     cumulative percentage to be allocated to Numerex as set forth on Exhibit
                    2.5 attached hereto
         A    =     the original number of shares issued to Numerex for $1 million
         B    =     the total number of shares issued when the First Call is exercised


                      Exhibit 2.5 shall also include the Company's business plan and an example of the workings of Section 2.5. Purchaser may exercise the First Call by giving the Company written notice ("First Call Notice") at any time during the First Call Period.

                      (ii) Upon the giving of the First Call Notice, the parties shall promptly determine the number of First Call Shares. The purchase price ("First Call Purchase Price") for the First Call Shares shall be Five Million Dollars ($5,000,000). The closing of the First Call shall be held at 10:00 a.m., within ten (10) days after the First Call Notice is given, or as otherwise agreed by the parties. Upon the closing, (i) the Company and the Management Shareholders shall make representations and warranties to Numerex that are comparable to the representations and warranties contained in Article 4 hereof and covenants that are comparable to those contained in Sections 7.4(a), 7.5,
7.8 and 7.10 hereof; provided however, that such representations, warranties and covenants shall be deemed to have been given as of the First Call Notice, or if such representations, warranties and covenants relate to financial matters, such representations, warranties and covenants shall be deemed to have been given as of the last day of the most recently completed fiscal quarter. At the closing, the Company shall issue a certificate to Purchaser for the First Call Shares, transferring good and marketable title to such First Call Shares, free and clear of all Liens, and Purchaser shall pay the First Call Purchase Price to the Company.

                                    ARTICLE 3

                                    INTENTIONALLY OMITTED

                                    ARTICLE 4

                         REPRESENTATIONS AND WARRANTIES

                             CONCERNING THE COMPANY

         The Company and the Management Shareholders hereby jointly and severally represent and warrant to, and covenant and agree with, Purchaser that:

         4.1 Organization and Good Standing.

                  (a) The Company has been duly organized and is existing as a corporation in good standing under the laws of the State of Georgia with full power and authority (corporate and other) to own and lease its properties and to conduct its business as currently conducted. The Company has been duly qualified as a foreign corporation for the transaction of business and is in good standing under the laws of each jurisdiction set forth on Schedule 4.1(a), such jurisdictions comprising all jurisdictions in which the Company owns or leases any property, or conducts any business, so as to require such qualification and such that the failure to be so qualified could have a Material Adverse Effect on the Company.

                  (b) Except as set forth in Schedule 4.1(b), the Company has no Subsidiary nor owns or controls, or has any other equity investment or other interest in, directly or indirectly, any corporation, joint venture, partnership, association or other entity.

         4.2 No Conflicts. The execution, delivery and performance of this, Agreement and the consummation of the transactions contemplated hereby will not
(a) conflict with or result in a breach or violation of any term or provision of, or constitute a default under (with or without notice or passage of time, or both), or otherwise give any Person a basis for accelerated or increased rights or termination or nonperformance under, any indenture, mortgage, deed of trust, loan or credit agreement, lease, license or other agreement or instrument to which the Company is a party or by which the Company is bound or affected or to which any of the property or assets of the Company is bound or affected including, without limitation, all arrangements in Section 4.19 hereof, (b) result in the violation of the provisions of the Articles of Incorporation or Bylaws of the Company or any Legal Requirement applicable to or binding upon it,
(c) result in the creation or imposition of any Lien upon any property or asset of the Company or (d) otherwise adversely affect the contractual or other legal rights or privileges of the Company. Schedule 4.2 sets forth a list of all agreements requiring the consent of any party thereto to any of the transactions contemplated hereby.

         4.3 Capitalization. The authorized capital stock of the Company consists solely of (i) 1,000,000 shares of Common Stock, of which only the number of Shares listed on Schedule 4.3 are, and as of the Closing will be, issued and outstanding and (ii) 1,000,000 of Preferred Stock ("Preferred Stock"), $.01 par value, of which no shares of Preferred Stock are issued and outstanding. All of the Common Stock and Preferred Stock have been duly authorized and the Common Stock is validly issued and is fully paid, nonassessable and outstanding and is held by the shareholders in the amounts reflected in Schedule 4.3 hereto. Except as set forth in Schedule 4.3, there are
(i) no existing options, warrants, rights, calls or commitments of any character relating to the shares of Common Stock or any other capital stock or securities of the Company, (ii) no outstanding securities or other instruments convertible into or exchangeable for shares of Common Stock or Preferred Stock or any other capital stock or securities of the Company and no commitments to issue such securities or instruments and (iii) no Person has any right of first refusal, preemptive right, subscription right or similar right with respect to any shares of Common Stock or Preferred Stock or any other capital stock or securities of the Company. The offer, issuance and sale of the Shares were (i) exempt from the registration and prospectus delivery requirements of the Securities Act, (ii) registered or qualified (or exempt from registration or qualification) under the registration or qualification requirements of all applicable state securities laws and (iii) accomplished in conformity with all other Legal Requirements.

         4.4      Financial Statements.

                  (a) Schedule 4.4 hereto contains true and complete copies of
(i) the internally prepared balance sheet of the Company at April 30, 1997, and the related statements of income, shareholders' equity and cash flows for the four months then ended and (ii) the internally prepared balance sheet (the "Balance Sheet") of the Company at December 31, 1996 (the "Balance Sheet Date"), and the related statements of income, shareholders' equity and cash flows for the year then ended (the financial statements described in clause (i) and (ii) above are collectively referred to as the "Financial Statements").

                  (b) The Financial Statements present fairly the financial condition of the Company as of the dates indicated therein and the results of operations and changes in financial position of the Company for the periods specified therein, have been prepared in conformity with generally accepted accounting principles applied on a consistent basis during the periods covered thereby and prior periods, have been derived from the accounting records of the Company and represent only actual, bona fide transactions. The Company's Financial Statements are true and correct in all material respects.

         4.5      Title to Property; Encumbrances.

                  (a) The Company owns no Real Property, and immediately prior to the Closing will have, good and valid title to all personal property reflected on the Balance Sheet as owned by the Company and all Real Property and personal property acquired by the Company since the Balance Sheet Date, in each case free and clear of all Liens except (i) as set forth on Schedule 4.5, (ii) for sales and other dispositions of inventory in the Ordinary Course since the Balance Sheet Date which, in the aggregate, have not been materially different from prior periods, and (iii) Permitted Liens.

                  (b) Schedule 4.5 contains a list of all tangible personal property having a cost or fair market value in excess of $10,000 owned by the Company (other than personal property held by the Company as lessee under a personal property lease).

                  (c) Schedule 4.5 contains a list of all real property leases under which the Company is the lessee together with (i) the location and nature of each of the leased properties (including a legal description of all Leased Real Property), (ii) the termination date of each such lease, (iii) the name of the lessor and (iv) all rental and other payments made or require to be made for the fiscal year ending December 31, 1997. All leases for real property pursuant to which the Company leases from others are valid, subsisting in full force and effect in accordance with their respective terms, and there is not, under any real property lease, any existing default or event of default (or event that, with notice or passage of time, or both, would constitute a default, or would constitute a basis of force majeure or other claim of excusable delay or nonperformance). True and complete copies of all real property leases listed on
Schedule 4.5 have been delivered to Purchaser heretofore, as well as copies of any title reports, surveys or environmental reports or audits relating to any Leased Real Property, in the Company's possession. Except as set forth in
Schedule 4.5, no such lease will require the consent of the lessor to or as a result of the consummation of the transaction contemplated by this Agreement. For the purposes of this Section 4.5, a "lease" shall include a sublease.

                  (d) There are no defaults under any lease or sublease by the Company or, to the knowledge of the Company or the Management Shareholders, by any other party thereto, which would materially impair the present use of any Real Property listed on Schedule 4.5. The performance by the Company of this Agreement will not result in the termination of, or in any increase of any amounts payable under, any lease listed on Schedule 4.5.

                  (e) All personal property owned by the Company and all personal property held by the Company pursuant to personal property leases is in good operating condition and repair, subject only to ordinary wear and tear, to the knowledge of the Company, has been operated, serviced and maintained properly within the recommendations and requirements of the manufacturers thereof (if any) and is suitable and appropriate for the use thereof made and proposed to be made by the Company in its business and operations.

         4.6 Accounts Receivable. All accounts receivable of the Company reflected in the Balance Sheet and all accounts receivable of the Company that have arisen since the Balance Sheet Date (except such accounts receivable as have been collected since such dates) are valid and to the Management Shareholders' knowledge enforceable claims, and the goods and services sold and delivered that gave rise to such accounts were sold and delivered in conformity with all applicable express and implied warranties, purchase orders, agreements and specifications. Such accounts receivable of the Company are subject to no valid defense, offset or counterclaim and to the Company's and the Management Shareholders' knowledge, are fully collectible, except to the extent of the allowance for doubtful accounts reflected on the Balance Sheet. Schedule 4.6 contains a true and complete aging of the Company's accounts receivable as of the Balance Sheet Date.

         4.7 Inventories. Except as described in Schedule 4.7, all inventories of raw materials, work-in-process and finished goods set forth or reflected in the Balance Sheet or acquired by the Company since the Balance Sheet Date, consist of a quality and quantity usable and saleable in the Ordinary Course, except for slow-moving, damaged or obsolete items and materials of below standard quality, all of which have been written down to net realizable market value or in respect of which adequate reserves have been provided, in each case as reflected in the Balance Sheet. The value at which inventories are carried on the Balance Sheet reflect the normal inventory valuation policy of the Company, as applicable, in accordance with generally accepted accounting principles and on a basis consistent with that of preceding periods, of stating inventory at the lower of cost or market value. There is no reason to believe that the Company will experience in the foreseeable future any difficulty in obtaining, in the desired quantity and quality, the inventory necessary to conduct its business in the manner proposed to be conducted, including, without limitation, inventory which historically has been imported.

         4.8      Trademarks, Patents, Etc.

                  (a) Schedule 4.8(a) contains a true and complete list of all letters patent, patent applications, trade names, trademarks, service marks, trademark and service mark registrations and applications, copyrights, copyright registrations and applications, grants of a license or right to the Company with respect to the foregoing, both domestic and foreign, claimed by either Company or used or proposed to be used by the Company in the conduct of its business, whether registered or not, (collectively herein, "Registered Rights").

                  (b) Except as described in Schedule 4.8(b), the Company owns and has the unrestricted right to use the Registered Rights and every trade secret, know-how, process, discovery, development, design, technique, customer and supplier list, promotional idea, marketing and purchasing strategy, invention, process, confidential data and or other information (collectively herein, "Proprietary Information") required for or incident to the design, development, manufacture, operation, sale and use of all products and services sold or rendered or proposed to be sold or rendered by the Company, free and clear of any right, equity or claim of others. The Company has taken reasonable security measures to protect the secrecy, confidentiality and value of all Proprietary Information.

                  (c) Schedule 4.8(c) contains a true and complete list and description of all licenses of or rights to Proprietary Information granted to the Company by others or to others by the Company. Except as described in
Schedule 4.8(c), (i) the Company has not sold, transferred, assigned, licensed or subjected to any Lien, any Registered Right or Proprietary Information or any interest therein, and (ii) the Company is not obligated or under any liability whatever to make any payments by way of royalties, fees or otherwise to any owner or licensor of, or other claimant to, any Registered Right or Proprietary Information.

                  (d) Except as disclosed in Schedule 4.8(b), there is no claim or demand of any Person pertaining to, or any Action that is pending or, to the Management Shareholders' knowledge, threatened, which challenges the rights of the Company in respect of any Registered Right or any Proprietary Information.

         4.9      Banking and Insurance.

                  (a) Schedule 4.9(a) contains a true and complete list of the names and locations of all financial institutions at which the Company maintains a checking account, deposit account, securities account, safety deposit box or other deposit or safekeeping arrangement, the numbers or other identification of all such accounts and arrangements and the names of all persons authorized to draw against any funds therein.

                  (b) Schedule 4.9(b) contains a true and complete list of all insurance policies and bonds and self insurance arrangements currently in force that cover or purport to cover risks or losses to or associated with the Company's business, operations, premises, properties, assets, employees, agents and directors and sets forth, with respect to each such policy, bond and self insurance arrangement, a description of the insured loss coverage, the expiration date and time of coverage, the dollar limitations of coverage, a general description of each deductible feature and principal exclusion and the premiums paid and to be paid prior to expiration. The insurance policies, bonds and arrangements described on Schedule 4.9(b) (the "Policies") provide such coverage against such risk of loss and in such amounts as are customary for corporations of established reputation engaged in the same or similar business and similarly situated. The Company has no obligation, liability or other commitment relating to any contract of insurance containing a provision for retrospective rating or adjustment of the Company's premium obligation. To the Management Shareholders' knowledge, no facts or circumstances exist that would cause the Company to be unable to renew its existing insurance coverage as and when the same shall expire upon terms at least as favorable as those currently in effect, other than possible increases in premiums that do not result from any act or omission of the Company or any Management Shareholder.

         4.10     Indebtedness.

                  (a) The Company has no liability or obligation for Indebtedness other than as set forth on Schedule 4.10(a), and true and complete copies of all instruments and documents evidencing, creating, securing or otherwise relating to such Indebtedness have been delivered to Purchaser heretofore. Except as described in Schedule 4.10(a), no event has occurred and no condition has become known to the Company or any Management Shareholder (including the transactions contemplated hereby) that constitutes or, with notice or passage of time, or both, would constitute a default or a basis of force majeure or other claim of accelerated or increased rights, termination, excusable delay or nonperformance by the Company or any other Person under any instrument or document relating to or evidencing Indebtedness that would entitle any Person to require the Company to pay any portion of the principal amount of such Indebtedness prior to the scheduled maturity thereof. Except as set forth in Schedule 4.10(a), no instrument or document evidencing, creating, securing or otherwise relating to Indebtedness will require the consent of any Person to or as a result of the consummation of the transactions contemplated by this Agreement.

                  (b) Schedule 4.10(b) contains a list and brief description of all agreements or instruments pursuant to which any of the Company's directors, employees or shareholders have guaranteed any Indebtedness of the Company (the "Guaranties"). True and complete copies of all Guaranties have been delivered to Purchaser.

         4.11 Judgments; Litigation. Except as set forth on Schedule 4.11, there is no (A) outstanding judgment, order, decree, award, stipulation, injunction of any Governmental Entity or arbitrator against or affecting the Company or any officer, director or employee of the Company relating to the Company or its properties, assets or business, (B) Action threatened against or affecting the Company or its properties, assets or business, (C) Action pending or threatened against the Company's officers, directors or employees relating to the Company or its business or (D) basis for the institution of any Action against the Company or any of its officers, directors, employees, properties or assets which, if decided adversely, would have a Material Adverse Effect.

         4.12     Income and Other Taxes.  Except as set forth on Schedule 4.12:

                  (a) All Tax Returns required to be filed through and including the date hereof in connection with the operations of the Company are true, complete and correct in all material respects and have been properly and timely filed. The Company has not requested any extension of time within which to file any Tax Return, which Tax Return has not since been filed. Purchaser has heretofore been furnished by the Company with true, correct and complete copies of each Tax Return of the Company with respect to the past three taxable years, and of all reports of, and communications from, any Governmental Entities relating to such period. The Company has disclosed on its Federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of income Taxes for federal income tax purposes within the meaning of Code Section 6662.

                  (b) All Taxes required to be paid or withheld and deposited through and including the date hereof in connection with the operations of the Company have been duly and timely paid or deposited by the Company. The Company has properly withheld or collected all amounts required by law for income Taxes and employment Taxes relating to its employees, creditors, independent contractors and other third parties, and for sales Taxes on sales, and has properly and timely remitted such withheld or collected amounts to the appropriate Governmental Entity. The Company has no liabilities for any Taxes for any taxable period ending prior to or coincident with the Closing Date.

                  (c) The Company has made adequate provision on its book of account for all Taxes with respect to its business, properties and operations through the Balance Sheet Date, and the accruals for Taxes in the Balance Sheet are adequate to cover all liabilities for Taxes of the Company for all periods ending on or before the Closing Date.

                  (d) The Company has never (i) had a tax deficiency proposed, asserted or assessed against it (ii) executed any waiver of any statute of limitations on the assessment or collection of any Taxes, or (iii) been delinquent in the payment of any Taxes.

                  (e) No Tax Return of the Company has been audited or the subject of other Action by any Governmental Entity. The Company has not received any notice from any Governmental Entity of any pending examination or any proposed deficiency, addition, assessment, demand for payment or adjustment relating to or affecting the Company or its assets or properties and no Management Shareholder has reason to believe that any Governmental Entity may assess (or threaten to assess) any Taxes for any periods ending on or prior to the Closing Date.

                  (f) The Company (i) has not filed any consent or agreement pursuant to Code Section 341(f), and no such consent or agreement will be filed at any time on or before the Closing Date; (ii) has not made any payments, is not obligated to make any payments and is not a party to any agreement that under certain circumstances could obligate the Company to make any payments that will not be deductible under Code Section 280G, (iii) is not a United States real property holding corporation within the meaning of Code Section 897(c)(2);
(iv) is not a party to a tax allocation or sharing agreement; (v) has never been (or does not have any liability for unpaid Taxes because it was) a member of an affiliated group with the meaning of Code Section

1504(a); (vi) has never applied for a tax ruling from a Governmental Entity and
(vii) has never filed or been the subject of an election under Code Section 338(g) or Code Section 338(h)(10) or caused or been the subject of a deemed election under Code Section 338(e).

                  (g) Set forth on Schedule 4.12 is the amount, as of the most recent practicable date, of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax or excess charitable contribution.

         4.13 Questionable Payments. Neither the Company nor, to the Management Shareholders' knowledge, any of its directors, officers, agents, employees or other Person associated with or acting on behalf of the Company has (a) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) made any direct or indirect unlawful payments to government officials or employees, or foreign government officials or employees, from corporate funds, (c) established or maintained any unlawful or unrecorded fund of corporate monies or other assets,
(d) made any false or fictitious entries on the books of account of the Company,
(e) made or received any bribe, rebate, payoff, influence payment, kickback or other unlawful payment, or (f) made any other payment, favor or gift not fully deductible for federal income tax purposes.

         4.14     Employee Benefit Matters.

                  (a) Schedule 4.14 contains a complete list of all Plans. True and complete copies of each of the following documents (and any amendments thereto), where applicable, have been delivered previously to Purchaser: (i) the Plan documents; (ii) a written description of any Plan which is not in writing;
(iii) if the Plan is funded through a trust or any third-party funding vehicle, the trust or other funding agreement; (iv) the Plan's most recent financial statements; (v) the two most recent annual reports (including all schedules and attachments thereto) required by ERISA; (vi) the most recent actuarial report and valuation; (vii) the most recent determination letter received from the IRS with respect to each Plan that is intended to be qualified under Code Section 401 or to be recognized as tax-exempt under Code Section 501(c); (viii) the most recent summary plan description and each summary of material modifications required by ERISA; (ix) any agreement providing for the provision of administrative or investment management services with respect to the Plan; and
(x) all documents and correspondence received from or provided to the DOL, IRS, and PBGC during the past two years.

                  (b) Each Plan and related trust, annuity, or other funding agreement complies and has been maintained and operated in compliance with all applicable Legal Requirements. No non-exempt prohibited transaction (as defined in Code Section 4975 and ERISA Sections 406 and 408) has occurred and no "fiduciary" (as defined in ERISA Section 3(21)) has committed any breach of duty which could subject the Company, any ERISA Affiliate, or any director, officer, or employee thereof to liability under Title I of ERISA or to tax under Code
Section 4975. All material obligations required to be performed by the company and any other Person under the terms of each Plan and applicable Legal Requirements have been performed.

[COPY MISSING]

reports (Form 5500), summary annual reports, and summary plan descriptions, have been filed and distributed timely. With respect to each Plan which is a welfare plan (as defined in ERISA Section 3(1)), the requirements of Part 6 of Subtitle B of Title I of ERISA and of Code Sections 162(k) and 4980B have been satisfied.

                  (d) All contributions, premiums, and other payments, including, without limitation, employer contributions and employee salary reduction contributions, have been paid when due or accrued in accordance with the past custom and practice of the Company and any ERISA Affiliate. No Plan that is subject to Part 3 of Subtitle B of Title I of ERISA or to Code Section 412 has incurred any accumulated funding deficiency, whether or not waived, and no other actual or contingent liability for any other expenses or obligations of any Plan exists.

                  (e) There are no pending or threatened Actions (other than routine claims for benefits) asserted or instituted against any Plan or the assets of any Plan, or against the Company, or any ERISA Affiliate, trustee, administrator, or fiduciary of such Plan, and the Management Shareholders have no knowledge of any facts that could form the basis of any such Action. There is no pending or, to the Management Shareholders, knowledge, threatened or contemplated Action by any Governmental Entity with respect to any Plan, and the Management Shareholders have no knowledge of any facts that could reasonably be expected to cause or trigger such an Action.

                  (f) The Company (or, if applicable, an ERISA Affiliate,) may terminate, suspend, or amend each Plan at any time, except to the extent otherwise required by Code Section 4980B, without the consent of the participants or employees covered by such Plan. Neither the Company nor any ERISA Affiliate has announced any intention, made any amendment or binding commitment, or given any written or oral notice providing that the Company or an ERISA Affiliate (i) will create additional Plans covering employees of the Company or any ERISA Affiliate, (ii) will increase benefits promised or provided pursuant to any Plan, or (iii) will not exercise after the Closing Date any right or power it may have to terminate, suspend, or amend any Plan.

                  (g) Neither the Company nor any ERISA Affiliate maintains or has maintained at any time, or contributes to or has contributed to or is or was required to contribute to, any (i) Plan subject to Title IV of ERISA, including, without limitation, any multiemployer plan (as defined in ERISA Section 3(37) or Section 4001), or (ii) funded or unfunded medical, health, accident, or life insurance plan or arrangement for current or future retirees or terminated employees or their spouses or dependents (except to the extent required by Code Sections 162(k) or 4980B).

                  (h) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will constitute a termination of employment or other event entitling any Person to any additional or other benefits, or that would otherwise modify benefits or the vesting of benefits, provided under any Plan.

                  (i) No event has occurred which could subject the Company or any ERISA

Affiliate to any material liability (i) under any Legal Requirement relating to any Plan, or (ii) resulting from any obligation of the Company or an ERISA Affiliate to indemnify any Person against liability incurred with respect to or in connection with any Plan.

                  (j) Each Plan which is intended to be qualified under Code
Section 401 has received, within the last five years, a favorable determination letter from the IRS. No event has occurred and no facts or circumstances exist which may cause or result in the loss or revocation of such determination.

         4.15 No Undisclosed Liabilities. Except (i) to the extent set forth or provided for in the Balance Sheet or the notes thereto, (ii) as set forth on
Schedule 4.15, or identified as such on other Schedules to this Agreement or
(iii) for non-material current liabilities incurred since the Balance Sheet Date in the Ordinary Course, as of the date hereof, to the knowledge of the Company's and the Management Shareholders' knowledge, the Company has no liabilities, whether accrued, absolute, contingent or otherwise, whether due or to become due and whether the amounts thereof are readily ascertainable or not, or any unrealized or anticipated losses from any commitments of a contractual nature, including Taxes with respect to or based upon the transactions or events occurring at or prior to the Closing.

          4.16 Permits, Licenses, Etc. The Company possesses, and is operating in compliance with, all franchises, licenses, permits, certificates, authorizations, rights and other approvals of Governmental Entities necessary to
(i) occupy, maintain, operate and use the Real Property as it is currently used and proposed to be used, (ii) conduct its business as currently conducted and as proposed to be conducted, and (iii) maintain and operate its Plans (the "Permits"). Schedule 4.16 contains a true and complete list of all Permits. Each Permit has been lawfully and validly issued, and no proceeding is pending or, to the Management Shareholders' knowledge, threatened looking toward the revocation, suspension or limitation of any Permit. The consummation of the transactions contemplated by this Agreement will not result in the revocation, suspension or limitation of any Permit and, except as set forth in Schedule 4.16, no Permit will require the consent of its issuing authority to or as a result of the consummation of the transactions contemplated hereby.

         4.17 Regulatory Filings. The Company has made all required registrations and filings with and submissions to all applicable Governmental Entities, except where the failure to make such registrations, filings and submissions would not have a Material Adverse Effect on the Company, relating to the operations of the Company as currently conducted and as proposed to be conducted, including, without limitation, all such applicable Governmental Entities having jurisdiction over any matters pertaining to conservation or protection of the environment, and the treatment, discharge, use, handling, storage or production, or disposal of Hazardous Materials. All such registrations, filings and submissions were in compliance with all Legal Requirements (including all Environmental Laws) and other requirements when filed, no material deficiencies have been asserted by any such applicable Governmental Entities with respect to such registrations, filings or submissions and, no facts or circumstances exist which would indicate that a material deficiency may be asserted by any such authority with respect to any such registration, filing or submission.

         4.18 Consents. All consents, authorizations and approvals of any Person to or as a result of the consummation of the transactions contemplated hereby, that are necessary, or for which the failure to obtain the same might have, individually or in the aggregate, a Material Adverse Effect, have been lawfully and validly obtained by the Company, except as described in Schedules 4.5(c),
4.10 and 4.16 hereto. All consents, authorizations and approvals described in Schedules 4.5(c), 4.10 and 4.16 will have been lawfully and validly obtained prior to the Closing.

         4.19     Material Contracts: No Defaults.

                  (a) Schedule 4.19 (a) contains a true and complete list and description of each individual outstanding sales order and sales contract of the Company having an indicated gross value in excess of $10,000 or having a term or duration in excess of six months. All outstanding sales orders and sales contracts of the Company have been entered into in the Ordinary Course. Except as described in Schedule 4.19(a), the Company has not received any advance, progress payment or deposit in respect of any sales order or sales contract, and the Company has no sales order or sales contract that will result, upon completion or performance there of, in gross margins materially lower than those normally experienced by the Company for the services or products covered by such sales order or sales contract.

                  (b) Schedule 4.19(b) contains a true and complete list and description of all outstanding purchase orders and purchase commitments of the Company having a gross indicated value in excess of $10,000 in the aggregate from any single supplier or other vendor. All outstanding purchase orders and purchase commitments of the Company have been incurred in the Ordinary Course, and no purchase order or purchase commitment of the Company is in excess of the normal, ordinary and usual requirements of the business of the Company or at an excessive price. The principal raw materials used and inventory sold by the Company are available from several sources at competitive prices and upon competitive terms and no interruption in production or Material Adverse Effect will result from the loss of any one of such sources.

                  (c) Schedule 4.19(c) contains a true and complete list of all sales agency, sales representative, distributor, wholesaler, dealer and similar contracts or agreements of the Company, and true and complete copies of the same have been delivered to Purchaser heretofore. Except as described in Schedule 4.19(c), all of such contracts and agreements are terminable at any time by the applicable Company without penalty (including, without limitation, any obligation to repurchase inventories on hand) upon not more than 30 days' notice.

                  (d) Schedule 4.19(d) contains a true and complete list and description of all noncompetition agreements and covenants under which the Company or any of their respective officers, directors or employees or any Management Shareholder is obligated, and true and complete copies of the same have been delivered to Purchaser heretofore. Except as described in Schedule 4.19(d), the Company is not restricted by any agreement from carrying on its business or engaging in any other activity anywhere in the world (including relocating, closing, or terminating any of its operations or facilities), and no such officer, director, key employee or Management Shareholder is a party to or otherwise bound or affected by any agreement, covenant or other arrangement or understanding that would restrict or impair his ability to perform diligently his other duties to the Company. Schedule 4.19(d) also contains a true and complete list and description of all noncompetition agreements or covenants in favor of the Company, and true and complete copies of the same have been delivered to Purchaser heretofore.

                  (e) Schedule 4.19(e) contains a true and complete list and description of all contracts, agreements, understandings, arrangements and commitments, written or oral, of the Company with any officer, director, consultant, employee or Affiliate of the Company or with any associate, Affiliate or employee of any Affiliate of the Company, other than those disclosed in Schedule 4.21(a) hereto; in each case a true and complete copy of such written contract, agreement, understanding, arrangement or commitment or a true and complete summary of such oral contract, agreement, understanding, arrangement or commitment has been delivered to Purchaser heretofore.

                  (f) Schedule 4.19(f) contains a true and complete list and description of all other material contracts, agreements, understandings, arrangements and commitments, written or oral, of the Company by which it or its properties, rights or assets are bound that are not otherwise disclosed in this Agreement or the Schedules hereto. True and complete copies of such written contracts, agreements, understandings, arrangements and commitments and true and complete summaries of such oral contracts, agreements, understandings, arrangements and commitments have been delivered to Purchaser heretofore. For the purposes of this subsection (f), "material" means any contract, agreement, understanding, arrangement or commitment that (i) involves performance by any party more than 90 days from the date hereof, (ii) involves payments or receipts by the Company in excess of $10,000, (iii) involves capital expenditures in excess of $10,000 or (iv) otherwise materially affects the Company.

                  (g) Except as described in Schedule 4.19(g):

                      (i) each agreement, contract, arrangement or commitment described above in this Section 4.19 is, and after the Closing on identical terms will be, legal, valid, binding, enforceable and in full force and effect;

                      (ii) no event or condition has occurred or become known to the Company or any Management Shareholder or is alleged to have occurred that constitutes or, with notice or the passage of time, or both, would constitute a default or a basis of force majeure or other claim of excusable delay, termination, nonperformance or accelerated or increased rights by the Company or any other Person under any contract, agreement, arrangement, commitment or other understanding, written or oral, described above in this Section 4.19, or described or otherwise disclosed pursuant to this Agreement; and

                      (iii) no person with whom the Company has such a contract, agreement, arrangement, commitment or other understanding is in default thereunder or has failed to perform fully thereunder by reason of force majeure or other claim of excusable delay, termination or nonperformance thereunder, the delay, termination or nonperformance of which, or a default under which, has had or may have a Material Adverse Effect.

         4.20 Absence of Certain Changes. Since December 31, 1996, except as disclosed in Schedule 4.20, the Company has not: (i) incurred any debts, obligations or liabilities (absolute, accrued, contingent or otherwise), other than current liabilities incurred in the Ordinary Course which, individually or in the aggregate, are not material; (ii) subjected to or permitted a Lien (other than a Permitted Lien) upon or otherwise encumbered any of its assets, tangible or intangible; (iii) sold, transferred, licensed or leased any of its assets or properties except in the Ordinary Course; (iv) discharged or satisfied any Lien other than a Lien securing, or paid any obligation or liability other than, current liabilities shown on the Balance Sheet and current liabilities incurred since the Balance Sheet Date, in each case in the Ordinary Course; (v) canceled or compromised any debt owed to or by or claim of or against it, or waived or released any right of material value other than in the Ordinary Course; (vi) suffered any physical damage, destruction or loss (whether or not covered by insurance) causing a Material Adverse Effect; (vii) entered into any material transaction or otherwise committed or obligated itself to any capital expenditure other than in the Ordinary Course; (viii) made or suffered any change in, or condition affecting, its condition (financial or otherwise), properties, profitability, prospects or operations other than changes, events or conditions in the Ordinary Course, none of which (individually or in the aggregate) has had or may have a Material Adverse Effect; (ix) made any change in the accounting principles, methods, records or practices followed by it or depreciation or amortization policies or rates theretofore adopted; (x) other than in the Ordinary Course, made or suffered any amendment or termination of any material contract, agreement, lease or license to which it is a party; (xi) paid, or made any accrual or arrangement for payment of, any severance or termination pay to, or entered into any employment or loan or loan guarantee agreement with, any current or former officer, director or employee or consultant; (xii) paid, or made any accrual or arrangement for payment of, any increase in compensation, bonuses or special compensation of any kind to any employee other than pursuant to an agreement disclosed on Schedule 4.21(a) or
Schedule 4.21(b) or other than in the Ordinary Course, or paid, or made any accrual or arrangement for payment of, any increase in compensation, bonuses or special compensation of any kind to any officer or director of the Company or any consultant to the company; (xiii) made or agreed to make any charitable, contributions or incurred any nonbusiness expenses; (xiv) changed or suffered change in any benefit plan or labor agreement affecting any employee of the Company otherwise than to conform to Legal Requirements; or (xv) entered into any agreement or otherwise obligated itself to do any of the foregoing.

         4.21     Employees and Labor Matters.

                  (a) Schedule 4.21(a) contains a true and complete list of all contracts, agreements, plans, arrangements, commitments and understandings (formal and informal) pertaining to terms of employment, compensation, bonuses, profit sharing, stock purchases, stock repurchases, stock options, commissions, incentives, loans or loan guarantees, severance pay or benefits, use of the Company's property and related matters of the Company with any current or former officer, director, employee or consultant, and true and complete copies of all such contracts, agreements, plans, arrangements and understandings have been delivered to Purchaser heretofore.

                  (b) Schedule 4.21(b) contains a true and complete list of all labor, collective bargaining, union and similar agreements under or by which the Company is obligated, and true and complete copies of all such agreements have been delivered to Purchaser heretofore.

                  (c) Except as set forth on Schedules 4.21(a) and 4.21(b), neither Purchaser nor the Company will have any responsibility for continuing any person in the employ (or retaining any person as a consultant) of the Company from and after the Closing or have any liability for any severance payments to or similar arrangements with any such Person who shall cease to be an employee of the Company at or prior to the Closing.

                  (d) There is not occurring or, to the Management Shareholders' knowledge, threatened, any strike, slow down, picket, work stoppage or other concerted action by any union or other group of employees or other persons against either Company or its premises or products. Except for activities by the unions that are parties to any of the agreements listed on Schedule 4.21(b) with respect to the existing members of such unions, to the Management Shareholders' knowledge, no union or other labor organization has attempted to organize any of the employees of the Company.

                  (e) The Company has complied with all Legal Requirements, except where the failure to comply with such Legal Requirements would not have a Material Adverse Effect on the Company, relating to employment and labor, and, to the Management Shareholders' knowledge, no facts or circumstances exist that could provide a reasonable basis for a claim of wrongful termination by any current or former employee of the Company against the Company.

         4.22 Affiliations. Except as disclosed on Schedule 4.22, none of the Management Shareholders, any officer, director or key employee of the Company or any associate or Affiliate of the Company or any of such Persons has, directly or indirectly, (i) an interest in any Person that (A) furnishes or sells, or proposes to furnish or sell, services or products that are furnished or sold by the Company or (B) purchases from or sells or furnishes to, or proposes to purchase from or sell or furnish to, the Company any goods or services or (ii) a beneficial interest in any contract or agreement to which the Company is a party or by which the Company or any of the assets of the Company are bound or affected.

         4.23     Principal Customers and Suppliers.

                  (a) Schedule 4.23(a) contains a true and complete list of the name and address of each customer that purchased in excess of 5% of the Company's sales of goods or services during the twelve months ended on the Balance Sheet Date, and since that date no such customer has terminated its relationship with or adversely curtailed its purchases from the Company or indicated (for any reason) its intention so to terminate its relationship or curtail its purchases.

                  (b) Schedule 4.23(b) contains a true and complete list of each supplier from whom the Company purchased in excess of 5% of the Company's purchases of goods or services during the twelve months ended on the Balance Sheet Date, and since that date no such supplier has terminated its relationship with or adversely curtailed its accommodations, sales or services to the Company or indicated (for any reason) its intention to terminate such relationship or curtail its accommodations, sales or services.

         4.24 Compliance with Law. Except as set forth on Schedule 4.24, through and including the date hereof, the Company (i) has not violated or conducted its business or operations in violation of, and has not used or occupied its properties or assets in violation of, any Legal Requirement, (ii) to the Management Shareholders' knowledge, has not been alleged to be in violation of any Legal Requirement, and (iii) has not received any notice of any alleged violation of, or any citation for noncompliance with, any Legal Requirement.

         4.25 Product Returns. Schedule 4.25 contains a true and complete description of the product return experience of the Company for the last three years. The Company has not experienced any product returns which have had or may have a Material Adverse Effect.

         4.26 Product Liability and Product Warranty. Schedule 4.26 hereto contains a true and complete description of (i) all warranties granted or made with respect to products sold, or services rendered, by the Company and (ii) the Company's product liability and product warranty experience for the last three years. The Company has not suffered any product liability or product warranty claims which have had or may have a Material Adverse Effect.

         4.27 Corporate Records. The copies or originals of the Articles of Incorporation, Bylaws, minute books and stock records of the Company previously delivered to, or made available for inspection by, Purchaser are true, complete and correct in all material respects.

         4.28     Hazardous Materials.  Except as set forth on Schedule 4.28:

                  (a) No Hazardous Material (i) has been released, placed, stored, generated, used, manufactured, treated, deposited, spilled, discharged, released or disposed of on or under any real property currently or previously owned or leased by the Company or is presently located on or under any Real Property (or, to the Management Shareholders' knowledge, any property adjoining any Real Property), (ii) is presently maintained, used, generated, or permitted to remain in place by the Company in violation of any Environmental Law, (iii) is required by any Environmental Law to be eliminated, removed, treated or mitigated by the Company, given the nature of its present condition, location, nature, material or maintenance, or (iv) is of a type, location, material, nature or condition which requires special notification to third parties by the Company under Environmental Law or common law.

                  (b) No notice, citation, summons or order has been received by the Company or any Management Shareholder, no notice has been given by the Company and no complaint has been filed, no penalty has been assessed and no investigation or review is pending or threatened by any Governmental Entity, with respect to (i) any alleged violation by the Company of any Environmental Law or (ii) any alleged failure by the Company to have any environmental permit, certificate, license, approval, registration or authorization required in connection with its business or properties, or (iii) any use, possession, generation, treatment, storage, recycling, transportation, release or disposal by or on behalf of the Company of any Hazardous Material.

                  (c) The Company has not received any request for information, notice of claim, demand or notification that it is or that indicates that it may be a "potentially responsible party" with respect to any investigation or remediation of any threatened or actual release of any Hazardous Material.

                  (d) No above-ground or underground storage tanks, whether or not in use, are or have ever been located at any property currently owned or leased by the Company.

                  (e) No notice has been received by the Company with respect to the listing or proposed listing of any property currently or previously owned, operated or leased by the Company on the National Priorities List promulgated pursuant to CERCLA, CERCLIS or any similar state list of sites requiring investigation or cleanup.

                  (f) There have been no environmental inspections, investigations, studies, tests, reviews or other analyses conducted in relation to any Real Property.

                  (g) The Company has not released, transported, or arranged for the transportation of any Hazardous Material from any property currently or previously owned, operated or leased by the Company.

         4.29 Brokers' Fees. No broker, finder or similar agent has been employed by or on behalf of the Company in connection with this Agreement or the transactions contemplated hereby, and the Company has not entered into any agreement or understanding of any kind with any person or entity for the payment of any brokerage commission, finder's fee or any similar compensation in connection with this Agreement or the transactions contemplated hereby, except as set forth on Schedule 4.29, which such commission, fee or any similar compensation associated therewith shall be paid by the Management Shareholders.

         4.30 Execution and Delivery. This Agreement has been duly authorized by all necessary corporate action on the part of the Company, has been duly executed and delivered by the Company and the Management Shareholders and constitutes the legal, valid and binding Agreement of the Company and the Management Shareholders, enforceable against the Company and each of the Management Shareholders respectively, in accordance with its terms.

         4.31 Disclosure. No representation or warranty in this Agreement and no information contained in any Schedule or other writing delivered pursuant to this Agreement, or at the Closing contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to make the statements herein or therein not misleading, except for the Company's Private Placement Memorandum dated September 11, 1996, which shall be true and correct as of that date. There is no fact that the Management Shareholders have not disclosed to Purchaser in writing that has had or, insofar as any Management Shareholder can now foresee, may have a Material Adverse Effect on the ability of any Management Shareholder to perform fully this Agreement.

                                   ARTICLE 5

                  REPRESENTATIONS AND WARRANTIES OF PURCHASER

         Purchaser hereby represents and warrants to, and covenants and agrees with, each of the Management Shareholders that:

         5.1 Organization and Good Standing. Purchaser has been duly organized and is existing as a corporation in good standing under the laws of the Commonwealth of Pennsylvania with full corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.

         5.2 Execution and Delivery. This Agreement has been duly authorized by all necessary corporate action on the part of Purchaser, has been duly executed and delivered by Purchaser and constitutes the legal, valid and binding Agreement of Purchaser enforceable against Purchaser in accordance with its terms.

         5.3 No Conflicts. The execution, delivery and performance of this Agreement by Purchaser and the consummation by Purchaser of the transactions contemplated hereby will not conflict with or result in the violation of the provisions of the Articles of Incorporation or Bylaws of Purchaser.

         5.4      Shares Acquired For Investment.

                  (a) The Purchaser represents, covenants and warrants that it is acquiring the Shares for its own account for the purpose of investment and not with a view to or for sale in connection with any distribution thereof. The Purchaser will not offer to sell or otherwise transfer any of the Shares in violation of any federal or state securities law. The Purchaser acknowledges that the sale of the Shares to it has not been registered pursuant to any federal or state securities laws and that a legend to that effect may be placed on all certificates representing such Shares unless and until a registration statement under the Securities Act has become effective with respect to such Shares.

                  (b) Purchaser (or Purchaser together with Purchaser's acquisition representative(s)) possesses such knowledge and experience in financial and business matters that Purchaser is capable of evaluating the merits and risk of Purchaser's investment in the Company and is making an informed investment decision. Purchaser is an "accredited investor," as that term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act of 1933, as amended (the "Act").

                  (c) Purchaser acknowledges receipt of a copy of that certain Confidential Private Placement Memorandum dated September 11, 1996, (the "Offering Memorandum"). The Company has provided Purchaser an opportunity to ask questions and receive answers concerning the business and affairs of the Company and to obtain additional information which the Company possesses or can acquire without unreasonable effort or expense that is necessary to verify the accuracy of the information provided to Purchaser. All information requested has been provided by the Company.

                  (d) The opportunity to acquire the Shares was not made available to Purchaser by means of any form of general solicitation, or general advertising, or publicly disseminated advertisement or sales literature, including, but not limited to, (a) any advertisement, article, notice or communication published in any newspaper, magazine or similar media, or broadcast over television or radio and (b) any seminar or meeting whose attendees have been invited by any general solicitation or general advertising.

         5.5 Purchaser Disclosure Documents. The Purchaser has previously delivered to the Company, and the Company hereby acknowledges receipt of copies of the Purchaser's Annual Report on Form 10-K for the year ended October 31, 1996 and (ii) the Purchaser's Quarterly Reports on Form 10-Q for the quarters ended January 31, 1997 and April 30, 1997 (collectively, the "Purchaser Disclosure Documents"). None of the Purchaser Disclosure Documents as of the respective dates thereof contained, any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, taken as a whole, not misleading except as the accuracy and/or completeness thereof may be affected by this Agreement and the transactions contemplated hereby.

                                    ARTICLE 6

                       CONDUCT OF BUSINESS PENDING CLOSING

         During the period commencing on the date hereof and continuing through the Closing Date, the Company and Management Shareholders jointly and severally covenant and agree (except as expressly contemplated by this Agreement or to the extent that Purchaser shall otherwise expressly consent in writing) that:

         6.1 Qualification. The Company shall maintain all qualifications to transact business and remain in good standing in its jurisdiction of incorporation and in the foreign jurisdictions set forth on Schedule 4.1(a).

         6.2 Ordinary Course. The Company shall conduct its business in, and only in, the Ordinary Course and, to the extent consistent with such business, shall preserve intact its current business organizations, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and going business value shall be unimpaired at the Closing Date. The Company shall maintain its properties and assets in good condition and repair.

         6.3 Corporate Changes. The Company shall not (a) amend its Articles of Incorporation or Bylaws (or equivalent documents), (b) acquire by merging or consolidating with, or agreeing to merge or consolidate with, or purchase substantially all of the stock or assets of, or otherwise acquire, any business or any corporation, partnership, association or other business organization or division thereof, (c) enter any partnership or joint venture (d) declare, set into aside, make or pay any dividend or other distribution in respect of its capital stock or purchase or redeem, directly or indirectly any shares of its capital stock, (e) issue or sell any shares of its capital stock of any class or any options, warrants, conversion or other rights to purchase any such shares or any securities convertible into or exchangeable for such shares, or (f) liquidate or dissolve or obligate itself to do.

         6.4 Indebtedness. The Company shall not incur any Indebtedness, sell any debt securities or lend money to or guarantee the Indebtedness of any Person. The Company shall not restructure or refinance its existing Indebtedness.

         6.5 Accounting. The Company shall not make any change in the accounting principles, methods, records or practices followed by it or depreciation or amortization policies or rates heretofore adopted by it. The Company shall maintain its books, records and accounts in accordance with generally accepted accounting principles applied on a basis consistent with that of prior periods.

         6.6 Compliance with Legal Requirements. The Company shall comply promptly with all requirements that applicable law may impose upon it and its operations and with respect to the transactions contemplated by this Agreement, and shall cooperate promptly with, and furnish information to, Purchaser in connection with any such requirements imposed upon Purchaser, or upon any of its affiliates, in connection therewith or herewith.

         6.7 Disposition of Assets. The Company shall not sell, transfer, license, lease or otherwise dispose of, or suffer or cause the encumbrance by any Lien upon any of its properties or assets, tangible or intangible, or any interest therein, except for sales of inventory in the Ordinary Course.

         6.8 Compensation. The Company shall not (a) adopt or amend in any material respect any collective bargaining, bonus, profit-sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other plan, agreement, trust, fund or arrangement for the benefit of employees (whether or not legally binding) other than to comply with any Legal Requirement or (b) pay, or make any accrual or arrangement for payment of, any increase in compensation, bonuses or special compensation of any kind, or any severance or termination pay to, or enter into any employment or loan or loan guarantee agreement with, any current or former officer, director, employee or consultant of the Company.

         6.9 Modification or Breach of Agreements; New Agreements. The Company shall not terminate or modify, or commit or cause or suffer to be committed any act that will result in breach or violation of any term of or (with or without notice or passage of time, or both) constitute a default under or otherwise give any person a basis for nonperformance under, any indenture, mortgage, deed of trust, loan or credit agreement, lease, license or other agreement, instrument, arrangement or understanding, written or oral, disclosed in this Agreement or the Schedules hereto. The Company shall refrain from becoming a party to any contract or commitment other than in the Ordinary Course. The Company shall meet all of its contractual obligations in accordance with their respective terms.

         6.10 Capital Expenditures. Except for capital expenditures or commitments necessary to maintain its properties and assets in good condition and repair (the amount of which shall not exceed $10,000 in the aggregate), the Company shall not purchase or enter into any contract to purchase any capital assets.

         6.11 Consents. The Company shall obtain any consent, authorization or approval of, or exemption by, any Person required to be obtained or made by any party hereto in connection with the transactions contemplated hereby or the taking of any action in connection with the consummation thereof.

         6.12 Maintain Insurance. The Company shall maintain its Policies in full force and effect and shall not do, permit or willingly allow to be done any act by which any of the Policies may be suspended, impaired or canceled.

         6.13 Discharge. The Company shall not cancel, compromise, release or discharge any claim of the Company upon or against any person or waive any right of the Company of material value, and not discharge any Lien (other than Permitted Liens) upon any asset of the Company or compromise any debt or other obligation of the Company to any person other than Liens, debts or obligations with respect to current liabilities of the Company.

         6.14 Actions. The Company shall not institute, settle or agree to settle any Action before any Governmental Entity.

         6.15 Permits. The Company shall maintain in full force and effect, and comply with, all Permits.

         6.16 Tax Assessment and Audits. The Company shall furnish promptly to Purchaser a copy of all notices of proposed assessment or similar notices or reports that are received from any taxing authority and which relate to the Company's operations for periods ending on or prior to the Closing Date. The shareholders shall cause the Company to promptly inform Purchaser, and permit the participation in and control by Purchaser, of any investigation, audit or other proceeding by a Governmental Entity in connection with any Taxes, assessment, governmental charge or duty and shall not consent to any settlement or final determination in any proceeding without the prior written consent of Purchaser.

                                    ARTICLE 7

                              ADDITIONAL COVENANTS

         7.1 Covenants of the Company. During the period from the date hereof to the Closing Date, the Company agrees to:

                  (a) comply promptly with all requirements that applicable Legal Requirements may impose upon it with respect to the transactions contemplated by this Agreement, and shall cooperate promptly with, and furnish information to, the shareholders in connection with any such requirements imposed upon the shareholders or the Company or upon any of the Company's affiliates in connection therewith or herewith;

                  (b) obtain (and to cooperate with Purchaser in obtaining) any consent, authorization or approval of, or exemption by, any Person required to be obtained or made by the Company in connection with the transaction contemplated by this Agreement;

                  (c) use its reasonable best efforts to bring about the satisfaction of the conditions precedent to Closing set forth in Section 8.1 of this Agreement;

                  (d) promptly advise Purchaser orally and, within three business days thereafter, in writing of any change in such Company's business or condition that has had or may have a Material Adverse Effect; and

                  (e) deliver to Purchaser prior to the Closing a written statement disclosing any untrue statement in this Agreement or any Schedule hereto (or supplement thereto) or document furnished pursuant hereto, or any omission to state any material fact required to make the statements herein or therein contained complete and not misleading, promptly upon the discovery of such untrue statement or omission, accompanied by a written supplement to any Schedule to this Agreement that may be affected thereby; provided, however, that the disclosure of such untrue statement or omission shall not prevent Purchaser from terminating this Agreement pursuant to Section 9.1(c) hereof at any time at or prior to the Closing in respect of any original untrue or misleading statement.

                  (f) at Closing the only shares of capital stock outstanding shall be the Common Stock. All transactions whereby existing securities of the Company have been converted or exchanged into shares of Common Stock shall have been in compliance with all applicable laws, including Federal and state securities laws.

                  (g) the Company shall provide Purchaser such registration rights as set forth in Annex I hereto (the "Registration Rights Agreement").

         7.2 Covenants of the Management Shareholders. During the period from the date hereof to the Closing Date, Management Shareholder agrees to:

                  (a) comply promptly with all requirements that applicable Legal Requirements may impose upon it with respect to the transactions contemplated by this Agreement, and shall cooperate promptly with, and furnish information to, Purchaser in connection with any such requirements imposed upon Purchaser or upon any of its affiliates in connection therewith or herewith;

                  (b) obtain (and to cooperate with Purchaser in obtaining) any consent, authorization or approval of, or exemption by, any Person required to be obtained or made by such Management Shareholder in connection with the transactions contemplated by this Agreement;

                  (c) use its reasonable best efforts to bring about the satisfaction of the conditions precedent to closing set forth in Sections 8.1 and 8.2 of this Agreement;

                  (d) promptly advise Purchaser orally and, within three business days thereafter, in writing of any change in such Company's business or condition that has had or may have a Material Adverse Effect; and

                  (e) deliver to Purchaser prior to the Closing a written statement disclosing any untrue statement in this Agreement or any Schedule hereto (or supplement thereto) or document furnished pursuant hereto, or any omission to state any material fact required to make the statements herein or therein contained complete and not misleading, promptly upon the discovery of such untrue statement or omission, accompanied by a written supplement to any Schedule to this Agreement that may be affected thereby; provided, however, that the disclosure of such untrue statement or omission shall not prevent Purchaser from terminating this Agreement pursuant to Section 9.1(c) hereof at any time at or prior to the Closing in respect of any original untrue or misleading statement.

         7.3 Covenants of Purchaser. During the period from the date hereof to the Closing Date, Purchaser shall:

                  (a) comply promptly with all requirements that applicable Legal Requirements may impose upon it with respect to the transactions contemplated by this Agreement, and shall cooperate promptly with, and furnish information to, the Company and the Management Shareholders in connection with any such requirements imposed upon the Company or the Management Shareholders or upon any of the Company's affiliates in connection therewith or herewith;

                  (b) use its reasonable best efforts to obtain any consent, authorization or approval of, or exemption by, any Person required to be obtained or made by Purchaser in connection with the transactions contemplated by this Agreement; and

                  (c) use its reasonable best efforts to bring about the satisfaction of the conditions precedent to Closing set forth in Section 8.2 and
8.3 of this Agreement.

         7.4      Access and Information.

                  (a) During the period commencing on the date hereof and continuing through the Closing Date, the Company and the Management Shareholders shall afford to Purchaser and to Purchaser's accountants, counsel, investment bankers and other representatives, reasonable access to all of its properties, books, contracts, commitments, records and personnel and, during such period, to furnish promptly to Purchaser all information concerning its business, properties and personnel as Purchaser may reasonably request.

                  (b) Except to the extent permitted by the provisions of
Section 7.6 hereof, Purchaser shall hold in confidence, and shall use reasonable efforts to ensure that its employees and representatives hold in confidence, all such information supplied to it by the Management Shareholders or the Company concerning the Company and shall not disclose such information to any third party except as may be required by any Legal Requirement and except for information that (i) is or becomes generally available to the public other than as a result of disclosure by Purchaser or its representatives, (ii) becomes available to Purchaser or its representatives from a third party other than the Management Shareholders or the Company and Purchaser or its representatives have no reason to believe that such third party is not entitled to disclose such information, (iii) is known to Purchaser or its representatives on a non-confidential basis prior to its disclosure by any Management Shareholder or the Company or (iv) is made available by any Management Shareholder or the Company to any other Person on a non-restricted basis. Purchaser's obligations under the foregoing sentence shall expire two years after the date hereof.

         7.5 Expenses. All costs and expenses (including, without limitation, all legal fees and expenses and fees and expenses of any brokers, finders or similar agents) incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring the same.

         7.6 Certain Notifications. At all times from the date hereof to the Closing Date, each party shall promptly notify the others in writing of the occurrence of any event that will or may result in the failure to satisfy any of the conditions specified in Article 8 hereof.

         7.7 Publicity; Employee Communications. At all times prior to the Closing Date, each party shall obtain the consent of all other parties hereto prior to issuing, or permitting any of its directors, officers, employees or agents to issue, any press release or other information to the press, employees of the Company or any third party with respect to this Agreement or the transactions contemplated hereby; provided, however, that no party shall be prohibited from supplying any information to any of is representatives, agents, attorneys, advisors, financing sources and others to the extent necessary to complete the transactions contemplated hereby so long as such representatives, agents, attorneys, advisors, financing sources and others are made aware of the terms of this Section 7.6. Nothing contained in this Agreement shall prevent any party to this Agreement at any time from furnishing any required information to any Governmental Entity or authority pursuant to a Legal Requirement or from complying with its legal or contractual obligations.

         7.8      Further Assurances.

                  (a) Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Legal Requirements, to consummate and make effective the transactions contemplated by this Agreement.

                  (b) If at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, the Company, the Management Shareholders and the Purchaser, as the case may be, shall take or cause to be taken all such necessary or convenient action and execute, and deliver and file, or cause to be executed, delivered and filed, all necessary or convenient documentation.

         7.9 Competing Offers; Merger or Liquidation. The Company and the Management Shareholders agree that they will not, directly or indirectly, through any officer, director, agent, or otherwise, solicit, initiate or encourage the submissions of bids, offers or proposals by, any Person with respect to an acquisition of the Company or its assets or capital stock or a merger or similar transaction, and the Management Shareholders will not, and will not permit the Company to, engage any broker, financial adviser or consultant with an incentive to initiate or encourage proposals or offers from other parties. Furthermore, the Company and the Management Shareholders shall not directly or indirectly, through any officer, director, agent or otherwise, engage in negotiations concerning any such transaction with, or provide information to, any Person other than Purchaser and its representatives with a view to engaging, or preparing to engage, that Person with respect to any matters in this Section. The Management Shareholders shall ensure that the Company shall not commence any proceeding to merge, consolidate or liquidate or dissolve or obligate itself to do so.

         7.10 Inconsistent Action. Neither the Company nor the Management Shareholders shall not take or suffer to be taken, and shall not permit the Company or the Management Shareholders, as the case may be, to take or cause or suffer to be taken, any action that would cause any of the representations or warranties of the Company or any of the Management Shareholders in this Agreement to be untrue, incorrect, incomplete or misleading.

         7.11 Termination Statements. The Company shall obtain termination statements (ucc-3's) with respect to the security interests of the parties listed on Exhibit 7.11 hereof.

         7.12 Bell South Agreement. The Company is party to an agreement with Bell South Wireless Inc., dated as of November 24, 1995 (the "Bell South Agreement"), which is presently being renegotiated. The Purchaser shall have the right to terminate any or all of its future obligations hereunder, if the Bell South Agreement is not amended to the reasonable satisfaction of Purchaser by September 1, 1997. Accordingly, Purchaser shall not be permitted to rescind its purchase pursuant to Section 2.4 hereof, based solely upon the failure to satisfy the provisions of this Section 7.12.

                                    ARTICLE 8

                         CONDITIONS PRECEDENT TO CLOSING

         8.1 Conditions of Purchaser. Notwithstanding any other provision of this Agreement, the obligations of Purchaser to consummate the transactions contemplated hereby shall be subject to the satisfaction, at or prior to the Closing Date, of the following conditions:

                  (a) There shall not be instituted and pending or threatened any Action before any Governmental Entity (i) challenging the acquisition of the Shares by Purchaser or otherwise seeking to restrain or prohibit the consummation of the transactions contemplated hereby or (ii) seeking to prohibit the direct or indirect ownership or operation by Purchaser of all or a material portion of the business or assets of the Company, or to compel Purchaser or the Company to dispose of or hold separate all or a material portion of the business or assets of the Company or Purchaser;

                  (b) The representations and warranties of each of the Management Shareholders in this Agreement shall be true and correct in all respects on and as of the Closing Date with the same effect as if made on the Closing Date and each of the Management Shareholders shall have complied with all covenants and agreements and satisfied all conditions on such Management Shareholder's part to be performed or satisfied on or prior to the Closing Date;

                  (c) The representations and warranties of the Company shall be true and correct in all respects on and as of the Closing Date with the same effect as if made on the Closing Date and the Company shall have complied with all covenants and agreements and satisfied all conditions on the Company's part to be performed or satisfied on or prior to the Closing Date;

                  (d) Purchaser shall have received from Wagner, Johnston & Rosenthal, P.C., counsel for the Management Shareholders and the Company, a written opinion dated the Closing Date and addressed to Purchaser, in substantially the form attached as Exhibit 8.1(d) hereto;

                  (e) Purchaser shall have received from the President of the Company a certificate dated the Closing Date in substantially the form attached as Exhibit 8.1(e) hereto;

                  (f) Purchaser shall have received a certificate from the Management Shareholders dated the Closing Date in substantially the form attached as Exhibit 8.1(f) hereto;

                  (g) Purchaser shall have received a certificate of the Secretary of the Company in substantially the form attached as Exhibit 8.1(g) hereto;

                  (h) The Company shall have entered into Employment Agreements with John K. Collings, III, Peter J. Quinn and David G. Tattersall, in substantially the form attached as Exhibit 8.1(h) hereto, (collectively, the "Employment Agreements")

                  (i) The Company shall have entered into a Registration Rights Agreements with Purchaser, in substantially the form attached as Exhibit 8.1(i) hereto, (collectively, the "Registration Rights Agreement").

                  (j) Purchaser shall have concluded (through its representatives, accountants, counsel and other experts) an investigation of the business, condition (financial and other), properties, assets, prospects, operations and affairs of the Company and shall be satisfied, in its sole discretion, with the results thereof;

                  (k) All corporate and other proceedings and actions taken in connection with the transactions contemplated hereby and all certificates, opinions, agreements, instruments, releases and documents referenced herein or incident to the transactions contemplated hereby shall be in form and substance satisfactory to Purchaser and its counsel;

                  (l) Purchaser shall have received reasonable assurances from those employees, if any, of the Company that may be identified by Purchaser in its discretion that they will remain in the employ of the Company for a reasonable period of time after the consummation of the transactions contemplated hereby;

                  (m) All consents from third parties, including those from any Governmental Entity, landlord or other Person, necessary for the consummation of the transactions contemplated hereby shall have been obtained;

                  (n) The Board of Directors of Purchaser shall have authorized and approved this Agreement and the transactions contemplated hereby;

                  (o) Purchaser shall have received from the Company, documentation in connection with the Company's leasing arrangement in substantially the form attached as Exhibit 8.1(o).

                  (p) Purchaser shall have received evidence from the Company satisfactory to the Purchaser, that the Company has obtained adequate insurance for the operation of the Company in which the Purchaser is named as a loss-payee to such policies.

                  (q) Purchaser shall have received from the Company an executed Agreement with the Management Shareholders in substantially the form attached as
Exhibit 8.1(q).

                  (r) Purchaser shall have received evidence from the Company satisfactory to the Purchaser that the Promissory Note ("Europlex Note") to and the Security Agreement with Europlex Technologies [USA], Inc. ("Europlex") and that other debt to Europlex, related to the purchase of intangible assets, including a Central Message Processing Center ("CMPC"), from Europlex ("CMPC Debt"), has been amended to provide for the remaining principal balance under such debt to be paid as follows: (i) the outstanding principal balance of the Europlex Note upon Closing Date, (ii) fifty percent (50%) of the CMPC Debt upon the funding of $950,000 to the Company by Purchaser under that certain Loan and Security Agreement, of even date herewith ("First Loan Funding") and (iii) the remainder of the CMPC Debt on the date no later than ninety (90) days after First Loan Funding.

                  (s) No act, event or condition shall have occurred after the date hereof which Purchaser determines has had or could have a Material Adverse Effect.

                  (t) The Bell South Agreement and the License Agreement between Europlex Research Limited and the Company shall be amended to the satisfaction of Purchaser.

         8.2 Conditions of the Company. Notwithstanding any other provisions of this Agreement and except as set forth below, the obligations of the Company to consummate the transactions contemplated hereby shall be subject to the satisfaction, at or prior to the Closing of the conditions set forth in subsection (a) of Section 8.1, and the condition that the representations and warranties of the Purchaser in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same effect as if made on the Closing Date and Purchaser shall have complied with all covenants and agreements and satisfied all conditions on its part to be performed or satisfied on or prior to the Closing Date.

         8.3 Conditions of the Management Shareholders. Notwithstanding any other provision of this Agreement, and except as set forth below, the obligations of the Management Shareholders to consummate the transactions contemplated hereby shall be subject to the satisfaction, at or prior to the Closing, of the conditions set forth in subsection (a) of Section 8.1, and the condition that the representations and warranties of Purchaser in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same effect as if made on the Closing Date and Purchaser shall have complied with all covenants and agreements and satisfied all conditions on its part to be performed or satisfied on or prior to the Closing Date.

                                    ARTICLE 9

                        TERMINATION, AMENDMENT AND WAIVER

         9.1 Termination. This Agreement may be terminated at any time prior to the Closing:

                  (a) by mutual consent of the Purchaser and the Management Shareholders;

                  (b) by the Company, or the Management Shareholders, acting together, on the one hand, or by Purchaser, on the other hand, by written notice to the other party or parties hereto if the sale of Shares shall not have been consummated on or before July 31, 1997 (or such later date as Purchaser, the Company and the Management Shareholders may agree), provided that in the case of a termination under this clause (b) , the party or parties terminating this Agreement shall not then be in material breach of any of its or their obligations under this Agreement;

                  (c) by Purchaser if (i) there has been a material misrepresentation, breach of warranty or breach of covenant by the Company or any Management Shareholder under this Agreement or (ii) any of the conditions precedent to Closing set forth in Section 8.1 have not been met on the Closing Date, and, in each case, Purchaser is not then in material default of its obligations hereunder; or

                  (d) by the Company if (i) there has been a material representation, breach of warranty or breach of covenant by Purchaser under this Agreement or (ii) any of the conditions precedent to Closing set forth in
Section 8.2 have not been met on the Closing Date and, in each case, the Company is not then in material default of his or her obligations hereunder.

                  (e) by a majority in interest of the Management Shareholders acting together if (i) there has been a material misrepresentation, breach of warranty or breach of covenant by Purchaser under this Agreement or (ii) any of the conditions precedent to Closing set forth in Section 8.3 have not been met on the Closing Date, and, in each case, no Management Shareholder is then in material default of his obligations hereunder.

         9.2      Effect of Termination.

                  (a) In the case of any termination of this Agreement, the provisions of Section 7.3 and 7.4 shall remain in full force and effect.

                  (b) Upon termination of this Agreement as provided in Section
9.1 (a), except as stated in subsection (a) above, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party hereto or their respective directors, officers, employees, agents or other representatives.

                  (c) In the event of termination of this Agreement as provided in Section 9.1 (b), (c), (d) or (e) hereof, such termination shall be without prejudice to any rights that the terminating party or parties may have against the breaching party or parties or any other person under the terms of this Agreement or otherwise.

         9.3 Amendment. This Agreement may be amended at any time by a written instrument executed by the Purchaser, the Company and the Management Shareholders. Any amendment effected pursuant to this Section 9.3 shall be binding upon all parties hereto.

         9.4 Waiver. Any term or provision of this Agreement may be waived in writing at any time by the party or parties entitled to the benefits thereof. Any waiver effected pursuant to this Section 9.4 shall be binding upon all parties hereto. No failure to exercise and no delay in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege preclude the exercise of any other right, power or privilege. No waiver of any breach of any covenant or agreement hereunder shall be deemed a waiver of any preceding or subsequent breach of the same or any other covenant or agreement. The rights and remedies of each party under this Agreement are in addition to all other rights and remedies, at law or in equity, that such party may have against the other parties.

                                   ARTICLE 10

                                 INDEMNIFICATION

         10.1 Survival of Representations and Warranties. The representations and warranties of the parties hereto contained in this Agreement or in any writing delivered pursuant hereto or at the Closing shall survive the Closing and the consummation of the transactions contemplated hereby (and any examination or investigation by or on behalf of any party hereto) until the anniversary of the Closing Date; provided, that upon the Closing of either the First Call hereunder or the Second Call under the Shareholders' Agreement, such representations and warranties shall be re-made at each closing and, when re-made shall survive until the first anniversary of the respective closing dates of each of the First Call and Second Call.

         10.2     Indemnification.

                  (a) The Company, covenants and agrees to defend, indemnify and hold harmless Purchaser and each Person who controls Purchaser within the meaning of the Securities Act from and against any Damages arising out of or resulting from: (i) any inaccuracy in or breach of any representation or warranty made by the Company in this Agreement or in any writing delivered pursuant to this Agreement or at Closing; (ii) the failure of the Company to perform or observe fully any covenant, agreement or provision to be performed or observed by the Company pursuant to this Agreement; or (iii) any items listed on
Schedule 4.11 hereto.

                  (b) The Management Shareholders, severally, but not jointly, covenant and agree to defend, indemnify and hold harmless Purchaser and each Person who controls Purchaser within the meaning of the Securities Act from and against any Damages arising out of or resulting from: (i) any inaccuracy in or breach of any representation or warranty made by any Management Shareholder in this Agreement or in any writing delivered pursuant to this Agreement or at the Closing; or (ii) the failure of any Management Shareholder to perform or observe fully any covenant, agreement or provision to be performed or observed by such Management Shareholder pursuant to this Agreement.

                  (c) The Management Shareholders, jointly and severally, covenant and agree to defend, indemnify and hold harmless Purchaser and each Person who controls Purchaser within the meaning of the Securities Act from and against any Damages arising out of or resulting from any inaccuracy in or breach of any representation or warranty made by any Management Shareholder in Article 4 of this Agreement.

                  (d) Purchaser covenants and agrees to defend, indemnify and hold harmless the Company and the Management Shareholders from and against any Damages arising out of or resulting from: (i) any inaccuracy in or breach of any representation or warranty made by Purchaser in this Agreement or in any writing delivered pursuant to this Agreement or at the Closing; or (ii) the failure by Purchaser to perform or observe any covenant, agreement or condition to be performed or observed by it pursuant to this Agreement.

                  (e) The maximum aggregate liability of the Company and the Management Shareholders for indemnification under Article 10 of this Agreement is (i) $1,000,000 prior to the exercise by Purchaser of the First Call, (ii) $6,000,000 after the exercise by Purchaser of the First Call but prior to the exercise by Purchaser of Second call under the Shareholders' Agreement and (iii) the sum of $6,000,000 and the Second Call Purchase Price (as defined in the Shareholders' Agreement) after the exercise by Purchaser of the Second Call; provided however, that with respect to indemnification by the Management Shareholders, their respective personal residences shall be excluded from satisfying such indemnification obligations. The Company and the Management Shareholders shall not be liable for indemnification under this Agreement until the aggregate of such claims exceeds $50,000 and then Purchaser shall be entitled to recover the entire amount of such claims.

                  (f) The maximum aggregate liability of the Purchaser for indemnification under Article 10 of this Agreement is (i) $1,000,000 prior to the exercise by Purchaser of the First Call, (ii) $6,000,000 after the exercise by Purchaser of the First Call but prior to the exercise by Purchaser of Second call under the Shareholders' Agreement and (iii) the sum of $6,000,000 and the Second Call Purchase Price (as defined in the Shareholders' Agreement) after the exercise by Purchaser of the Second Call. The Purchaser shall not be liable for indemnification under this Agreement until the aggregate of such claims exceeds $50,000 and then the Company and the Management Shareholders shall be entitled to recover entire amount of such claims.

         10.3     Third Party Claims.

                  (a) If any party entitled to be indemnified pursuant to
Section 10.2 (an "Indemnified Party") receives notice of the assertion by any third party to any claim or of the commencement by any such third person of any Action (any such claim or Action being referred to herein as an "Indemnifiable Claim") with respect to which another party hereto (an "Indemnifying Party") is or may be obligated to provide indemnification, the Indemnified Party shall promptly notify the Indemnifying Party in writing (the "Claim Notice") of the Indemnifiable Claim; provided, that the failure to provide such notice shall not relieve or otherwise affect the obligation of the Indemnifying Party to provide indemnification hereunder, except to the extent that any Damages directly resulted or were caused by such failure.

                  (b) The Indemnifying Party shall have thirty days after receipt of the Claim Notice to undertake, conduct and control, through counsel of its own choosing, and at its expense, the settlement or defense thereof, and the Indemnified Party shall cooperate with the Indemnifying Party in connection therewith; provided, that (i) the Indemnifying Party shall permit the Indemnified Party to participate in such settlement or defense through counsel chosen by the Indemnified Party (subject to the consent of the Indemnifying Party, which consent shall not be unreasonably withheld), provided that the fees and expenses of such counsel shall not be borne by the Indemnifying Party, and
(ii) the Indemnifying Party shall not settle any Indemnifiable Claim without the Indemnified Party's consent. So long as the Indemnifying Party is vigorously contesting any such Indemnifiable Claim in good faith, the Indemnified Party shall not pay or settle such claim without the Indemnifying Party's consent, which consent shall not be unreasonably withheld.

                  (c) If the Indemnifying Party does not notify the Indemnified Party within thirty days after receipt of the Claim Notice that it elects to undertake the defense of the Indemnifiable Claim described therein, the Indemnified Party shall have the right to contest, settle or compromise the Indemnifiable Claim in the exercise of its reasonable discretion; provided, that the Indemnified Party shall notify the Indemnifying Party of any compromise or settlement of any such Indemnifiable Claim.

                  (d) Anything contained in this Section 10.3 to the contrary notwithstanding, the Management Shareholders shall not be entitled to assume the defense for any Indemnifiable Claim (and shall be liable for the reasonable fees and expenses incurred by the Indemnified Party in defending such claim) if the Indemnifiable Claim seeks an order, injunction or other equitable relief or relief for other than money damages against Purchaser or the Company which Purchaser determines, after conferring with its counsel, cannot be separated from any related claim for money damages and which, if successful, would adversely affect the business, properties or prospects of the Company.

         10.4 Indemnification Non-Exclusive. The foregoing indemnification provisions are in addition to, and not in derogation of, any statutory, equitable or common-law remedy any party may have for breach of representation, warranty, covenant or agreement.

                                   ARTICLE 11

                               GENERAL PROVISIONS

         11.1 Notices. All notices and other communications under or in connection with this Agreement shall be in writing and shall be deemed given (a) if delivered personally (including by overnight express or messenger), upon delivery, (b) if delivered by registered or certified mail (return receipt requested), upon the earlier of actual delivery or three days after being mailed, or (c) if given by telecopy, upon confirmation of transmission by telecopy, in each case to the parties at the following addresses:

                  (a)  If to the Purchaser, addressed to:

                                    Numerex Corp.
                                    2360 Maryland Road
                                    Willow Grove, PA 19090

                                    Attention: John J. Reis
                                    Telecopy:  (610) 892-0725

                           With a copy to:

                                    Blank Rome Comisky & McCauley
                                    1200 Four Penn Center Plaza
                                    Philadelphia, PA 19103

                                    Attention: Barry H. Genkin, Esquire
                                    Telecopy: (215) 569-5555

                  (b)      If to the Company, address to:

                                    Uplink Security, Inc.
                                    1395 South Marietta Parkway
                                    Building 200, Suite 228
                                    Marietta, GA 30067

                                    Attention: John Collings, III
                                    Telecopy: (770) 429-5533

                           With a copy to:

                                    Wagner, Johnston & Rosenthal, P.C.
                                    3343 Peachtree Road, N.E.
                                    Atlanta Financial Center
                                    Suite 800, East Tower
                                    Atlanta, GA 30326-1044

                                    Attention: Craig A. Wagner, Esquire
                                    Telecopy: (404) 261-6779

                  (c) If to any Management Shareholder, to the address set forth below such Management Shareholder's name on Exhibit A hereto.

         11.2 Severability. If any term or provision of this Agreement or the application thereof to any circumstance shall, in any jurisdiction and to any extent, be invalid or unenforceable, such term or provision shall be ineffective as to such jurisdiction to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable such term or provision in any other jurisdiction, the remaining terms and provisions of this Agreement or the application of such terms and provisions to circumstances other than those as to which it is held invalid or enforceable.

         11.3 Entire Agreement. This Agreement, including the annexes and schedules attached hereto and other documents referred to herein, contains the entire understanding of the parties hereto in respect of its subject matter and supersedes all prior and contemporaneous agreements and understandings, oral and written, between the parties with respect to such subject matter.

         11.4 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of Purchaser and the Management Shareholders and their respective successors, heirs and assigns; provided, however, that (i) the rights of the Purchaser to exercise the First Call pursuant to Section 2.5 hereof shall be unassignable and non-transferrable, unless prior to or contemporaneously with such assignment or transfer of such rights, the assignee or transferee of such rights assume all of the rights and obligations as "Lender" under that certain Loan and Security Agreement of even date herewith and (ii) no Management Shareholder shall directly or indirectly transfer or assign any of such Management Shareholder's respective rights hereunder in whole or in part without the prior written consent of Purchaser, and any such transfer or assignment without said consent shall be void, ab initio. Subject to the immediately preceding sentence, and except as set forth in Article 10, this Agreement is not intended to benefit, and shall not run to the benefit of or be enforceable by, any other person or entity other than the parties hereto and their permitted successors and assigns.

         11.5 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all such counterparts together shall constitute but one and the same Agreement.

         11.6 Recitals, Schedules and Annexes. The recitals, schedules and annexes to this Agreement are incorporated herein and, by this reference, made a part hereof as if fully set forth at length herein.

         11.7     Construction.

                  (a) The article, section and subsection headings used herein are inserted for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

                  (b) As used in this Agreement, the masculine, feminine or neuter gender, and the singular or plural, shall be deemed to include the others whenever and wherever the context so requires.

                  (c) For the purposes of this Agreement, unless the context clearly requires, "or" is not exclusive.

         11.8 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the Commonwealth of Pennsylvania.

                                      * * *

         IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement, or has caused this Agreement to be executed on its behalf by a representative duly authorized, all as of the date first above set forth.

NUMEREX CORP.                               UPLINK SECURITY, INC.

By: /s/ John J. Reis                        By: /s/ John K. Collings, III
    -----------------------                     ---------------------------
    John J. Reis, President                     John K. Collings, III, President

SHAREHOLDERS:

/S/ DAVID G. TATTERSALL
------------------------
DAVID G. TATTERSALL

/S/ PETER J. QUINN
------------------------
PETER J. QUINN

/S/ JOHN K. COLLINGS, III
-------------------------
JOHN K. COLLINGS, III

                                   EXHIBIT 2.5
                     DETERMINATION OF FIRST CALL PERCENTAGE

LOAN CONVERSION FORMULA

              % Additional Shares = 15.5% + [(100% - BPA) x .3666]

Business                                                Cummulative
Plan              Initial NMRX      First Call          NMRX1
Attainment        Shares            Percentage          Shares

 100.0%           19.50%            15.5%               35.00%
  90.0%           19.50%            19.2%               38.67%
  80.0%           19.50%            22.8%               42.33%
  70.0%           19.50%            26.5%               46.00%
  60.0%           19.50%            30.2%               49.66%
  50.0%           19.50%            33.8%               53.33%
  40.0%           19.50%            37.5%               57.00%
  30.0%           19.50%            41.2%               60.66%
  25.0%           19.50%            43.0%               62.50%

BPA = Business Plan Attainment.

BPA is determined by formula as a function of revenue and net income attainment.

BPA = (%Gross Revenue Attained vs Plan + % Pre Tax Income Attained vs. Plan)/2

        Where:
           % Gross Revenue Attained vs Plan Cannot Exceed 100%
           % Pre-Tax Income Attained vs Plan Can Exceed 100%

           Business Plan Objectives Are As Follows:

            (000s)                Year 3
           Gross Revenue          $100,526
           Pre-Tax Income         $7,357

-------------

1 This assumes that Numerex ownership of Uplink Common Stock at the third anniversary of the Closing Date under the Stock Purchase Agreement is equal to 19.5%. Should Numerex's ownership interest be changed, other than through the above Loan Conversion Formula, the Cumulative NMRX Shares shall be adjusted accordingly.